CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2018, relating to the financial statements and financial highlights of Cross Shore Discovery Fund for the year ended March 31, 2018, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements of the Fund” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 27, 2018